Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

April 7, 2011

Bank of Montreal,

21st Floor, 1 First Canadian Place,

Toronto, ON M5X 1A1.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Bank of Montreal (“BMO”), a Canadian bank chartered under the Bank Act (Canada), in connection with the proposed merger (the “Merger”) of Marshall & Ilsley Corporation (“M&I”), a Wisconsin corporation, with and into Mike Merger Sub, LLC, a Delaware limited liability company that is an indirect, wholly owned subsidiary of BMO pursuant to the Agreement and Plan of Merger (the “Agreement”) dated as of December 17, 2010, between BMO and M&I. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form F-4 (as amended or supplemented through the date hereof, the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof, we are rendering our opinion concerning certain United States federal income tax matters.

In providing our opinion, we have examined the Agreement, the Registration Statement, the joint proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by BMO, Holdco and M&I in their respective representation letters dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Representation Letters qualified by knowledge, intention, belief or any other similar qualification are and will be true, complete and correct without such qualification, and (v) BMO, Holdco, M&I and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable United States federal income tax law, which may change prior to the Effective Time, (i) the Merger, together with the TARP purchase, will be treated as a reorganization within the meaning of Section 368(a) of the Code, (ii) each of BMO, Holdco and M&I will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) the Merger will not result in gain recognition to the holders of M&I common stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain).

In addition, based upon and subject to the foregoing: (i) a “U.S. holder” (as such term is used in the Registration Statement under the caption “Material United States Federal Income Tax Consequences”) will not recognize any gain or loss upon receipt of BMO common stock in exchange for M&I common stock in the Merger, except with respect to cash received in lieu of fractional shares of BMO common stock, (ii) a U.S. holder’s aggregate basis in the BMO common stock received in the Merger (including any fractional shares deemed received and redeemed) will be equal to the U.S. holder’s aggregate tax basis in the M&I common stock surrendered; and (iii) a U.S. holder’s holding period for the shares of BMO common stock received in the Merger (including any fractional shares deemed received and redeemed) will include the U.S. holder’s holding period of the M&I common stock surrendered.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP